EXHIBIT 3

                            CERTIFICATE OF AMENDMENT
                       TO THE ARTICLES OF INCORPORATION OF
                             STEIN'S HOLDINGS, INC.

Pursuant to the provisions of the Nevada Revised Statutes, Stein's Holdings, Inc., a Nevada corporation, adopts the following amendment to its Articles of
Incorporation:

The undersigned hereby certify that on January 8, 2002, the Board of Directors unanimously approved and adopted the following resolution:

BE IT RESOLVED: That the Secretary of the corporation is hereby ordered and directed to obtain the written consent of stockholders owning at least a majority of the voting power of the outstanding stock of the corporation for the following purpose:

To amend Article One to change the name of the Corporation from "Stein's Holdings, Inc." to "Crown Partners, Inc.".

Pursuant to the provisions of the Nevada Revised Statutes, a majority of the stockholders holding 4,682,348 shares of the 7,068,714 shares outstanding of Stein's Holdings, Inc. gave their consent to the adoption of the Amendment to Article One of the Articles of Incorporation as follows:

ARTICLE ONE. [Name]. The name of the Corporation is

                              Crown Partners, Inc.

      IN WITNESS WHEREOF, the undersigned being the President and Secretary of Stein's Holdings, Inc., a Nevada corporation, hereunto affix their signatures this 8th day of January, 2002.

STEIN'S HOLDINGS, INC.


/s/ James Smith
-------------------------
James Smith, President


/s/ Mary Riedinger
-------------------------
Mary Riedinger, Secretary


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